Exhibit 10.4

THESTREET.COM, INC.
AGREEMENT FOR GRANT
OF
RESTRICTED STOCK UNITS
UNDER
2007 PERFORMANCE INCENTIVE PLAN

March 28, 2011

Thomas Etergino
c/o TheStreet.com, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Dear Tom:

          This letter (the “Letter”) sets forth the terms and conditions of the grant of Restricted Stock Units (“RSUs”) hereby awarded to you by TheStreet.com, Inc. (the “Company”), in accordance with the provisions of the Company’s 2007 Performance Incentive Plan (the “Plan”).

          This award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company (the “Board”) or the committee of the Board which administers the Plan (the “Committee”) that are not inconsistent with the provisions of this Letter. Any term used in this Letter and not defined herein shall have the meaning set forth in the Plan.

          1. Grant of RSUs

          You have been granted 25,000 RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for such RSU. No RSU may be sold, transferred, assigned, pledged or otherwise encumbered by you; provided that the foregoing shall not affect your right to name a beneficiary under Section 13 of the Plan. Until such time as stock certificates for the shares of Common Stock represented by the RSUs have been delivered to you in accordance with Section 4 below, you shall have none of the rights of a stockholder with respect to the Common Stock.

          However, this grant includes the grant of dividend equivalents with respect to your RSUs. The Company will maintain a bookkeeping account to which it will credit, whenever dividends (other than stock dividends for which an adjustment is made to the number of shares of Common Stock subject to the RSUs pursuant to Section 4.4 of the Plan in the same percentage as paid on outstanding Common Stock) or distributions are paid on the Common Stock, an amount equal to the amount of such dividend or distribution paid on a share of Common Stock for each of your then-outstanding RSUs covered by this Letter. The accumulated dividend equivalents will vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash (or, if the dividend or distribution is paid in kind, in the same kind) at the time a stock certificate evidencing the shares represented by such vested RSU is delivered to you.

          2. Vesting of RSUs

          Your RSUs will become vested (and paid in accordance with Section 4 below) with respect to the following number(s) of shares of Common Stock on the following date(s) as set forth below, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date and the RSUs have not been forfeited in accordance with Sections 3 and 6:

Date	Number of Shares of Common Stock

April 1, 2012	6,250

The first calendar day of each month from May 1, 2012 to March 1, 2015, inclusive	521

April 1, 2015	515

For purposes hereof, you shall be considered to be in the “Service” of the Company or one of its subsidiaries if you are an employee of the Company (or one if its subsidiaries, as applicable) on the applicable vesting date. Except as provided in Sections 3 and 6 below, if your Service terminates for any reason, the RSUs granted to you which have not vested shall be forfeited upon such termination of Service.

          3. Accelerated Vesting in Certain Events

          Notwithstanding Section 2 of this Letter, any unvested RSUs immediately shall become fully vested and paid in accordance with Section 4 below upon the earliest to occur of either of the following: (i) the termination of your employment by the Company or any subsidiary thereof without Cause (as defined below) or by you with Good Reason (as defined below) prior to a Change of Control (as defined in the Plan) if such termination is related to the Change of Control; or (ii) a Change of Control, unless (A) either (x) the Company is the surviving corporation in the Change of Control and the award reflected in this Letter is equitably adjusted pursuant to Section 4.4 of the Plan or (y) the award reflected in this Letter is assumed or replaced by a Successor (as defined below) and (B) the award as so adjusted, assumed or replaced (x) has substantially the same potential economic benefits and vesting terms as did the award immediately prior to the Change of Control and (y) provides that the award immediately shall become fully vested and paid upon the termination of your employment (by the Company or any subsidiary thereof or by a Successor or any affiliate thereof) without Cause or by you with Good Reason at any time. If you are employed by a Successor or any affiliate thereof following a Change of Control, references in this Letter to the Company shall be understood to be references to the Successor or any such affiliate regarding matters related to the occurrence of non-occurrence of events from and after the date you become employed by the Successor or such affiliate.

          You or your legal representatives shall deliver to the Company a written release, substantially in the form attached hereto as Exhibit A, and the time for revocation of such release shall have expired, no later than thirty (30) days following termination of your employment pursuant to this Section 3; provided, however, that such release shall be conditioned on the receipt from the Company of a release of you, provided that such release from the Company shall not be such a condition and shall be null and void and of no force or effect in the event of any act or omission by you that constitutes Cause or that could be a crime of any kind. If you fail to deliver such release as provided in the preceding sentence, then notwithstanding the foregoing, any RSUs granted pursuant to this Letter that were unvested at the effective date of the termination of your employment pursuant to this Section 3, shall be forfeited without payment.

          For purposes of this Letter, “Cause” shall be determined by the Committee in the exercise of its good faith judgment, in accordance with the following guidelines: (i) your willful misconduct or gross negligence in the performance of your obligations, duties and responsibilities as Executive Vice President, Chief Financial Officer (including those as an employee of the Company set forth in the Company’s Code of Business Conduct and Ethics dated June 1, 2006, as same may be amended from time to time provided such amendment affects all executive officers of the Company), (ii) your dishonesty or misappropriation, in either case that is willful and material, relating to the Company or any of its funds, properties, or other assets, (iii) your inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a Disability), (iv) any unauthorized disclosure by you of Confidential Information or proprietary information of the Company in violation of Section 7(d) which is reasonably likely to result in material harm to the Company, (v) your conviction of a felony (including entry of a guilty or nolo contender plea) involving fraud, dishonesty, or moral turpitude, (vi) a violation of federal or state securities laws, or (vii) the failure by you to attempt to perform faithfully your duties and responsibilities as Executive Vice President, Chief Financial Officer, or other material breach by you of this Letter, provided any such failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) is not cured, to the extent cure is possible, by you within thirty (30) days after written notice thereof from the Company to you; provided, however, that no failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) shall constitute Cause unless (x) the Company first gives you written notice of its intention to terminate your employment for Cause and the grounds of such termination no fewer than ten (10) days prior to the date of termination; and (y) you are provided an opportunity to appear before the Board, with or without legal representation at your election to present arguments on your own behalf; and (z) if you elect to so appear, such failure or breach is not cured, to the extent cure is possible, within thirty (30) days after written notice from the Company to you that, following such appearance, the Board has determined in good faith that Cause exists and has not, following the initial notice from the Company, been cured; provided further, however, that notwithstanding anything to the contrary in this Letter and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to you and your duties at the Company pending such appearance and subsequent to such appearance during which such failure or breach has not been cured. No act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

          For purposes of this Letter, “Good Reason” shall have the meaning ascribed to such term in Treasury Regulation Section 1.409A-1(n)(2)(ii), as determined in good faith by the Committee.

          For purposes of this Letter, “Disability” shall mean physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Committee, from performing your duties and responsibilities as Executive Vice President, Chief Financial Officer for a period of 90 consecutive days or 150 days during any year, with each year under this Letter commencing on each anniversary of the date hereof.

          4. Delivery of Common Stock

          Upon the vesting of your RSUs pursuant to Sections 2 or 3 above, a certificate for the shares of Common Stock represented by your vested RSUs shall be registered in your name and delivered to you as soon as practicable, but no later than thirty (30) days, after each of the vesting dates set forth in Sections 2 and 3. At the Company’s election, the Company may cause there to be deposited, into a brokerage account in your name, the number of shares represented by your vested RSU, via DWAC, within the time frame provided in the preceding sentence. Common Stock delivered upon the vesting of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture (other than as set forth in Section 6), and will entitle the holder to all rights of a stockholder of the Company.

          The Company will use reasonable commercial efforts to cause its Registration Statement on Form S-8 (or successor form) filed with the Securities and Exchange Commission covering shares subject to the Plan to remain effective and current until such times as all of the shares of Common Stock underlying your RSUs are either delivered hereunder or forfeited under Section 6 and, until three (3) months after you cease being an “affiliate” of the Company, to maintain a resale prospectus thereunder (or otherwise register under the Securities Act of 1933, as amended) the Common Stock underlying your RSUs.

          5. Income Tax Withholding

          You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the RSUs and/or related dividend equivalents becomes includable in your income. this regard, you will have the right to elect to have the minimum amount of any required tax withholding with respect to the vesting of RSUs satisfied by having the Company withhold a number of shares of Common Stock otherwise deliverable to you in connection with the vested RSUs having a Fair Market Value equal to such withholding tax liability.

          For purposes of this Letter, “Fair Market Value” of a share of Common Stock on any date shall be (i) if the principal market for the Common Stock is a national securities exchange, the closing sales price per share of the Common Stock on such day (or, if such exchange is not open on such day, on the next day such exchange is open) as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, or (ii) if the principal market for the Common Stock is not a national securities exchange, the closing average of the highest bid and lowest asked prices per share of Common Stock on such day (or, if such exchange is not open on such day, on the next day such exchange is open) as reported by the market upon which the Common Stock is quoted, or an independent dealer in the Common Stock, as determined by the Company in good faith; provided, however, that if clauses (i) and (ii) are all inapplicable, or if no trades have been made and no quotes are available for such day, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith by any method consistent with applicable regulations adopted by the United States Treasury Department relating to stock options or stock valuation.

          6. Forfeiture Events and Claw-Back

          Notwithstanding anything else in this Letter, all RSUs that have not been paid to you by delivery (in the case of your voluntary termination without Good Reason, that have not been vested rather than have not been delivered) of the underlying shares of Common Stock as required by Section 4 prior to April 1, 2015 shall be forfeited without payment (regardless of the vested status of the RSUs) if any one of the following occurs prior to delivery as required by Section 4 (vesting, in the case of your voluntary termination without Good Reason) of the shares of Common Stock underlying the RSUs: (i) the Company involuntarily terminates your employment as Executive Vice President, Chief Financial Officer for Cause; (ii) you voluntarily terminate your employment as Executive Vice President, Chief Financial Officer without Good Reason prior to April 1, 2015; (iii) you engage in Competitive Activity (as defined below) with the Company or any of its subsidiaries during your employment by the Company or any of its subsidiaries or within two (2) years after your service as Executive Vice President, Chief Financial Officer terminates; or (iv) you breach any of the Restrictive Covenants set out in Section 7 within two (2) years after your cessation of employment with the Company or any subsidiary. The Company reserves the right (as provided below) to claw-back shares of Common Stock delivered under this Letter if you engage in Competitive Activity or violate any of the Restrictive Covenants within two (2) years after the delivery (vesting in the case of your voluntary termination without Good Reason) of such shares of Common Stock. If the Committee determines, in its good faith discretion, that all or some portion of the shares of

Common Stock delivered to you will be clawed-back, then you shall be required to repay to the Company an equal number of shares of Common Stock to that so delivered to you or, at your option, cash equal to the Fair Market Value at the date of delivery to you of such shares of Common Stock or a combination of shares of Common Stock having a Fair Market Value on the date of repayment equal to the Fair Market Value of such shares at the date of delivery thereof to you and such cash, in each case reduced by the amount of taxes paid by you with respect to the vesting, delivery and sale of such shares. In addition to any other remedy available to the Company under applicable law, the Company shall have the right to offset any other amounts payable to you by the amount of any required repayment by you which has not been repaid.

          For purposes of this Letter, “Competitive Activity” means your service as a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or you permit your name to be used in connection with the activities of, any other business or organization anywhere in the United States, or in any other geographic area in which the Company or any of its subsidiaries operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business”); provided, however, that, notwithstanding the foregoing, it shall not be a Competitive Activity for you to (i) become the registered or beneficial owner of up to three percent (3%) of any class of capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that you do not otherwise participate in the business of such corporation or (ii) work in a non-competitive business of a company which is carrying on a Competing Business, the revenues of which represent less than twenty percent (20%) of the consolidated revenues of that company, or, as a result thereof, owning compensatory equity in that company.

          7. Restrictive Covenants

a.	Non-Solicitation of Employees

You agree that, during your employment by the Company or any subsidiary and through the end of two (2) years after your cessation of employment with the Company or any subsidiary, you will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company or any subsidiary who was employed by the Company or a subsidiary during your period of employment by the Company or a subsidiary provided that (a) the foregoing shall not be violated by any general advertising not targeted at any Company or subsidiary employees nor by you serving as a reference upon request, and (b) you may solicit and hire any one or more former employees of the Company or its subsidiaries who had ceased being such an employee for a period of at least six (6) months prior to any such solicitation or hiring.

b.	Non-Solicitation of Clients and Vendors

You agree that, during your employment by the Company or any subsidiary and through the end of two (2) years after your cessation of employment with the Company or any subsidiary, you will not solicit, in any business enterprise or activity, any client, customer, licensee, licensor, third-party service provider or vendor (a “Business Relation”) of the Company or any subsidiary who was a Business Relation of the Company or any subsidiary during your period of employment by the Company or any subsidiary to (i) cease being a Business Relation of the Company or any subsidiary or (ii) become a Business Relation of a Competing Business unless (without you having solicited such third party to cease such relationship) such third party ceased being a Business Relation of the Company or any subsidiary for a period of at least six (6) months prior to such solicitation.

c.	Non-Disparagement

During your employment by the Company or any subsidiary and indefinitely thereafter, neither party shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of you or the Company, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill, provided, however, that nothing in this Section 7(c) shall prohibit either party from (i) making any truthful statements or disclosures required by applicable law regulation or (ii) taking any action to enforce its rights under this Letter or any other agreement in effect between the parties.

d.	Confidentiality

1)

During your employment by the Company or any subsidiary and indefinitely thereafter, you shall keep secret and retain in strictest confidence, any and all Confidential Information relating to the Company, except where your disclosure or use of such Confidential Information is in furtherance of the performance by you of your duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Letter, “Confidential Information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during your employment, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by you, or (b) was available to or became known to you prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and you shall not disclose such confidential information to any Person (as defined below) other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event you shall so notify the Company as promptly as practicable), or in performance of your duties on behalf of the Company. Further, this Section 7(d) shall not prevent you from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Letter or other agreement between the parties, provided such disclosure is necessary for you to assert any claim or defense in such proceeding.

For purposes of this Letter, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

2)

Upon your termination of employment for any reason, you shall return to the Company all copies, reproductions and summaries of Confidential Information in your possession and use reasonable efforts to erase the same from all media in your possession, and, if the Company so requests, shall certify in writing that you have done so, except that you may retain such copies, reproductions and summaries during any period of litigation, arbitration or mediation referred to in Section 7(d)(1). All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, you shall be entitled to retain copies of (i) information showing your compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of your personal income tax return, (iii) documents provided to you in your capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Letter and any other agreement by and between you and the Company with regard to your employment or termination thereof.

3)

All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by you during your employment, and all business opportunities presented to you during your employment, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and you shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Letter, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

          The parties acknowledge that the restrictions contained in this Section 7 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Letter, without receiving the additional consideration offered by you in binding yourself to any of these restrictions. In the event of a breach or threatened breach by you of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining you from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

          8. No Guarantee of Continuation of Service

          This grant of RSUs does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service.

          9. Administration

          The Committee has the sole power to exercise its good faith judgment to interpret the Plan and this Letter and to act upon all matters relating this grant to the extent provided in the Plan and not inconsistent with the terms of this Letter. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

          10. Section 409A

          Notwithstanding any provision of the Plan or this grant to the contrary, if you are a “specified employee” as determined by the Board or the Committee, in accordance with Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), you shall not be entitled to any payments of amounts which constitute deferred compensation within the meaning of Section 409A upon a termination of your employment until the earlier of (i) the date which is six (6) months after your termination of employment for any reason other than death (except that during such six (6) month period you may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of your death.

          Notwithstanding any provision of the Plan or this Letter to the contrary, to the extent any compensation or award which constitutes deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Section 409A, then notwithstanding such vesting, payment will be made to you on the earliest of (i) your “separation from service” with the Company (determined in accordance with Section 409A) or, if you are a specified employee within the meaning of Section 409A, such later date as provided in the preceding paragraph, (ii) the date payment otherwise would have been made, or (iii) the date of your death.

          If any provision of this Agreement or of any award of compensation, including equity compensation or benefits would cause you to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

          11. Amendment

          The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

          The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

          Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant with your consent which shall not be unreasonably withheld to the extent it determines that such amendment is necessary or desirable for an exemption from or compliance with the distribution, acceleration and election requirements of Section 409A of the Code.

          12. Notices

          Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Compensation Committee Chair, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of you, at your principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

          13. Representations

          The Company hereby represents and warrants that the execution and delivery of this Letter and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

          14. Amendment

          This Letter may be amended only by a written agreement signed by the parties hereto.

          15. Binding Effect

          This Letter shall be binding upon and inure to the benefit of the Company and any Successor. As used herein, a “Successor” shall mean any successor organization that succeeds to the Company (or to any direct or indirect successor) by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (or of any direct or indirect successor).

          16. Governing Law

          This Letter shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction, except to the extent the laws of the State of Delaware mandatorily govern.

          17. Severability

          If any provision of this Letter shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Letter shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Letter invalid, illegal or unenforceable in any way.

          18. Execution in Counterparts

          This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

          19. Entire Agreement

          This Letter, together with (i) the Severance Agreement between the Company and you, as amended as of the same date as this Letter and (ii) award agreements entered into by and between you and the Company with respect to outstanding incentive awards and incentive awards granted on or before the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

          20. Titles and Headings

          Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Letter.

          21. Consent to Jurisdiction

          The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Letter, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

          This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this Letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By:

Name: Daryl R. Otte
Title: Chief Executive Officer

AGREED TO AND ACCEPTED:

Thomas Etergino

EXHIBIT A

Form of Release

This Release (this “Release”) is entered into by Thomas Etergino (“Etergino”) and TheStreet.com, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan between Etergino and the Company, dated as of March 28, 2011 (the “Agreement”), Etergino and the Company agree as follows:

          1. General Releases and Waivers of Claims.

                    (a) Etergino’s Release of Company. In consideration of the payments and benefits provided to Etergino under the Agreement and after consultation with counsel, Etergino on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Etergino Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Etergino Parties may have, or in the future may possess, arising out of any aspect of Etergino’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Etergino does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right Etergino may have to enforce this Release or the Agreement, (iii) Etergino’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which Etergino is a party or as to which Etergino otherwise is entitled to indemnification benefits, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974, (v) any rights under or in respect of (A) that certain Severance Agreement between Etergino and the Company, dated as of July 14, 2009, (B) the agreement dated as of July 14, 2009 related to the grant of restricted stock units, (C) the agreement dated as of March 28, 2011 related to the grant of stock options or (D) any written agreements that may be executed by the parties after March 28, 2011 (as each may have been amended in writing, collectively, the “Applicable Agreements”).

                    (b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Etergino under the Agreement, Etergino on behalf of himself and the other Etergino Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Etergino Parties may have as of the date Etergino signs this Release arising under the Federal Age Discrimination in Change of Control and Severance Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Etergino hereby acknowledges and confirms the following: (i) Etergino was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under ADEA, and Etergino has in fact consulted with an attorney; (ii) Etergino was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) Etergino knowingly and voluntarily accepts the terms of this Release. Etergino also understands that he has seven (7) days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph.

                    (c) Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Etergino Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Etergino’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting (i) any Claim which would constitute or result from conduct by Etergino that constituted the basis for termination for Cause under the Agreement or could be a crime of any kind. Anything to the contrary notwithstanding in this Release, nothing herein shall release Etergino or any other Executive Party from any Claims based on any right the Company may have to enforce this Release or the Agreement, or (ii) any rights under Sections 6 (other than clauses (i) and (ii) thereof) or 7 of the Agreement, or (iii) any rights arising under or in respect of any of the Applicable Agreements.

                    (d) No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

          2. Proceedings. Neither Etergino nor the Company have filed, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Etergino’s employment or the termination thereof (each, individually, a “Proceeding”).

          3. Remedies.

                    (a) In the event Etergino initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if he fails to abide by any of the terms of this Release, or if he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Agreement, without waiving the release granted herein. In addition, in the event that Etergino has failed to comply with Sections 6 and/or 7 of the Agreement (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreement reclaim any amounts paid to him pursuant to the Agreement, without waiving the release granted herein. Etergino acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement or his obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Etergino acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Etergino from breaching his post-termination obligations under the Agreement or his obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

                    (b) Etergino understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

                    (c) The Company acknowledges and agrees that the remedy at law available to Etergino for breach of any of its post-termination obligations under the Agreement or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Etergino may have at law or in equity, Etergino shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreement or its obligations hereunder. Such injunctive relief in any court shall be available to Etergino, in lieu of, or prior to or pending determination in, any arbitration proceeding.

                    (d) The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Etergino and limiting also its ability to pursue certain claims against Etergino.

          4. Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

          5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Etergino.

          6. Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

          7. Notices. All notices or communications hereunder shall be made in accordance with Section 3 of the Agreement.

          ETERGINO ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

          IN WITNESS WHEREOF, the parties have executed this Release as of _______________, 20__.

Thomas Etergino

THESTREET.COM, INC.

By:

Name:

Title: